     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
David L. Pitts, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER RESULTS AND RAISES 2015 CRUDE OIL PRODUCTION GROWTH TARGET TO 18%

HOUSTON, May 6, 2015 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2015 and provided an operational update, which included the following highlights:

•	Oil Production of 21,373 Bbls/d, 42% above the first quarter of 2014

•	Total Production of 34,595 Boe/d, 30% above the first quarter of 2014

•	Loss From Continuing Operations of $21.5 million, or ($0.46) per diluted share, and Adjusted Net Income (as defined below) of $6.4 million, or $0.14 per diluted share

•	Adjusted EBITDA (as defined below) of $101.8 million

•	Raising 2015 crude oil production growth target to 18%

Carrizo reported a first quarter of 2015 loss from continuing operations of $21.5 million, or ($0.46) per basic and diluted share compared to income from continuing operations of $6.6 million, or $0.15 and $0.14 per basic and diluted share, respectively, in the first quarter of 2014. The loss from continuing operations for the first quarter of 2015 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the first quarter of 2015 was $6.4 million, or $0.14 per basic and diluted share compared to $23.4 million, or $0.52 and $0.51 per basic and diluted share, respectively, in the first quarter of 2014.

For the first quarter of 2015, adjusted earnings before interest, income taxes, depreciation, depletion, and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $101.8 million, a decrease of 11% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes.

Production volumes during the first quarter of 2015 were 3,114 MBoe, or 34,595 Boe/d, an increase of 30% versus the first quarter of 2014. The year-over-year production growth was driven primarily by strong results from the Company’s Eagle Ford Shale assets. Oil production during the first quarter of 2015 averaged 21,373 Bbls/d, an increase of 42% versus the first quarter of 2014; natural gas and NGL production averaged 79,333 Mcfe/d during the first quarter of 2015. First quarter of 2015 production exceeded the high end of Company guidance for both oil and natural gas and NGLs due primarily to strong performance from the Company’s Eagle Ford Shale assets, a lower-than-expected amount of voluntary production curtailments from its Marcellus Shale assets, and larger-than-expected non-operated production during the quarter.

Drilling and completion capital expenditures for the first quarter of 2015 were $151.6 million. Approximately 68% of the first quarter drilling and completion spending was in the Eagle Ford Shale. During the quarter, the Company incurred the majority of its planned 2015 drilling and completion capital expenditures for both the Utica Shale and Niobrara Formation. Land and seismic expenditures during the quarter were $12.4 million. As a result of cost savings and efficiencies realized in the Company’s drilling program, Carrizo is decreasing its drilling and completion capital expenditure plan to $440.0-$460.0 million from $450.0-$470.0 million. The Company’s 2015 land and seismic capital expenditure plan remains unchanged at $35.0 million; Carrizo currently expects to allocate the majority of this capital to bolt-on acreage acquisitions in the Eagle Ford Shale.

Carrizo is raising its 2015 oil production guidance to 22,100-22,500 Bbls/d from 21,800-22,400 Bbls/d. Using the midpoint of this range, the Company’s 2015 oil production growth guidance increases to 18% from 17% previously. For natural gas and NGLs, Carrizo is increasing its 2015 guidance to 70-76 MMcfe/d from 65-75 MMcfe/d. For the second quarter of 2015, Carrizo expects oil production to be 21,400-21,800 Bbls/d and natural gas and NGL production to be 68-74 MMcfe/d. A summary of Carrizo’s production, commodity price realization, and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “The first quarter was a challenging environment for our industry given the sell-off in commodity prices. However, our team did an excellent job navigating these challenges as we once again delivered crude oil production that exceeded our forecast and strengthened our balance sheet with two timely capital markets transactions. Combined, these transactions lowered our leverage ratio and reduced our fixed interest expense by approximately $11 million per year, giving us more dry powder to capitalize on potential opportunities. We believe our combination of high-return assets, operational flexibility, and strong balance sheet have us well positioned to manage the current environment and quickly ramp up production once we get an appropriate commodity price signal.

“We continue to be pleased with the operational performance across all of our areas. Our increased drilling density tests in the Eagle Ford and Niobrara are meeting or exceeding our expectations. And with the potential for even tighter effective lateral spacing in the future, we are confident that our drilling inventory and resource potential will continue to expand. We’re also happy with the early results from our most recent two Utica wells, which are the initial tests of our northeast Guernsey County acreage. Our goal was to produce the wells at approximately 500 Bbls/d of condensate on a restricted choke, and each produced above that rate for the entire period we tested them.

“We remain focused on cost savings in the current environment, and continue to make good progress on this front. Currently, we have achieved drilling cost reductions of more than 10% and completion cost reductions of nearly 25% from late 2014 levels, putting us ahead of the forecast we provided in January.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 14 gross (12.2 net) operated wells during the first quarter, and completed 16 gross (14.5 net) wells. Crude oil production from the play was approximately 18,700 Bbls/d for the quarter. The decrease versus the prior quarter was the result of a lower number of Eagle Ford Shale wells being brought online during the prior quarter as well as the impact of planned downtime resulting from the installation of artificial lift and completions on offsetting pads. At the end of the quarter, Carrizo had 23 gross (19.9 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 7,500 Bbls/d. The Company has now received both of its new build Generation 3 rigs and is currently running three rigs in the Eagle Ford Shale. Carrizo currently expects to drill approximately 65 gross (58 net) operated wells and complete 64 gross (57 net) operated wells in the play during 2015.

Carrizo’s undrilled Eagle Ford Shale inventory assumes a combination of 330 ft. and 500 ft. spaced wells. The Company currently has production from 11 pads on 330 ft. spacing, including four two-well pads on acreage that is still spaced at 500 ft. in its inventory count. There are three additional downspaced pads in the 500 ft. areas scheduled to be brought online in the first half of the year. Performance from the Company's 330 ft. spaced wells in the Eagle Ford continues to look very similar to wells drilled at wider spacing in each of the areas. Downspacing  to 330 ft. on the Company’s remaining Eagle Ford Shale acreage would add another approximately 150 net locations to the Company’s inventory. Carrizo is also testing a stagger stack concept in the Lower Eagle Ford Shale, which may allow it to further reduce effective lateral spacing in the Lower Eagle Ford below 330 ft. Carrizo’s initial stagger stack test in the Lower Eagle Ford is currently producing and the Company is currently drilling its first stagger stack wells to test effective lateral spacing of approximately 165 ft., with additional tests of different stagger configurations planned throughout 2015. Additionally, the Company continues to evaluate the potential of the Upper Eagle Ford on its acreage position and currently plans to spud a test well on the western side of its acreage in the third quarter. Carrizo currently estimates that approximately 25% of its acreage could be prospective for the Upper Eagle Ford.

Due to the combination of service cost reductions and continued improvements in operating efficiencies, Carrizo has been able to reduce well costs in the Eagle Ford at a faster rate than it had anticipated. The company currently expects completed well costs for a 6,100 ft. lateral well to average $5.6 million in the play, down from $5.8 million previously.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale, with the added acreage located within the volatile oil window primarily in LaSalle County. The Company’s position in the trend now stands at approximately 82,500 net acres. Carrizo continues to lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo completed 2 gross (1.7 net) operated wells during the first quarter. Oil and condensate production during the quarter was approximately 200 Bbls/d, and was primarily from the Company’s Brown 1H well. Due to the downturn in commodity prices, the Company released the rig it was operating in the Utica Shale during the first quarter. While Carrizo does not currently plan to drill or complete any additional Utica Shale wells this year, it is laying the groundwork to ramp activity back up in 2016 in the event of an improved commodity price environment.

Recently, the Company brought its two-well Wagler pad in northern Guernsey County, Ohio, online following its resting period. The wells were drilled with an average effective lateral of approximately 7,300 ft. and were completed with an average of 30 frac stages. Carrizo tested the wells on a restricted choke for approximately 17 days before shutting them in at the end of April to await midstream infrastructure. Over the period, each well individually averaged more than 500 Bbls/d of condensate and more than 2.0 MMcf/d of rich natural gas with a Btu content of approximately 1,370. The wells were each still producing more than 500 Bbls/d of condensate at the time they were shut in. The Wagler wells are located very close to existing midstream infrastructure and the Company is working with a midstream provider to have them hooked to sales in the third quarter of the year. Carrizo operates the Wagler wells with an 83% working interest.

The Company has also continued to flow test its Brown 1H well in Guernsey County. The well has been flowing for almost 100 days and has averaged approximately 410 Bbls/d of condensate over the period. Carrizo operates the Brown 1H well with a 50% working interest.

In the Niobrara Formation, Carrizo drilled 8 gross (4.5 net) operated wells during the first quarter. Crude oil production from the Niobrara was approximately 2,400 Bbls/d for the quarter, an increase of approximately 4% versus the prior quarter. Carrizo is currently operating one rig in the Niobrara and expects to drill 13 gross (5 net) operated wells and complete 3 gross (1 net) operated wells in the play during 2015. The Company also expects to continue to participate with Whiting and Noble in high-density projects in the play within its core area.

Carrizo remains pleased with the results of its A bench wells in the Niobrara. The company currently has five Niobrara A bench wells on production, and results continue to perform in line with its expectations for Niobrara B bench wells in the area. Well costs in the Niobrara have also benefited from service cost reductions and continued efficiency gains. As a result, the Company now expects completed well costs in the play to average $3.1 million, down from $3.3 million previously.

In the Marcellus Shale, Carrizo did not complete any operated wells during the first quarter. Natural gas production from the Marcellus was 35.8 MMcf/d in the first quarter, down from 52.5 MMcf/d in the prior quarter due to a higher level of voluntary production curtailments. Due to continued voluntary production curtailments owing to weak local market prices, Carrizo continues to produce well below its productive capacity in the play, which the Company estimates to be approximately 90 MMcf/d. Carrizo does not currently plan to drill or complete any wells in the Marcellus during 2015.

Financial Position and Liquidity

During April, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed their semi-annual borrowing base redetermination, resulting in a decrease to the borrowing base from $800.0 million to $685.0 million. The Company’s elected commitment remains unchanged at $685.0 million. Additionally, the Company has elected to add seven additional banks to its banking syndicate, bringing the total number of banks to 19. The next redetermination of the borrowing base is expected in the fall of 2015. As of April 30, 2015, Carrizo had nothing drawn on its senior secured revolving credit facility. However, pro forma for the redemption of the remaining 8.625% Senior Notes on May 14, 2015 totaling $352.7 million and cash on hand of $256.5 million as of April 30, 2015, the Company would have $96.2 million outstanding under its revolving credit facility.

As of March 31, 2015, Carrizo had total debt outstanding of $1,253.4 million and cash and cash equivalents of $2.5 million. Net Debt to Adjusted EBITDA (as defined by the agreement governing the revolving credit facility and based on the trailing four quarters) was 2.25x for the first quarter.

Hedging Activity

Carrizo currently has hedges in place for approximately 70% of estimated crude oil production for the balance of 2015 (based on the midpoint of guidance). For the remainder of the year, the Company has collars on approximately 15,760 Bbls/d of crude oil at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $66.68/Bbl. In addition to its current crude oil hedge position, Carrizo will also continue to get the benefit from the offsetting hedge transactions it entered into during the first quarter of 2015; these transactions locked in an additional $118.9 million of cash flows for the second quarter through fourth quarter of 2015.

Carrizo also has hedges in place for over 40% of estimated natural gas and NGL production for the balance of 2015 (based on the midpoint of guidance). For the remainder of the year, the Company has swaps on approximately 30,000 MMBtu/d at a weighted average price of $4.29/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2015 first quarter financial results on Wednesday, May 6, 2015 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 757-5680 (U.S. & Canada) or +1 (212) 231-2922 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, May 13, 2015 at 11:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21767854 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “First Quarter 2015 Earnings Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells, rig program, effect of transactions offsetting hedge positions, production, average well returns, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing and levels of production, downspacing, crude oil production potential and growth, oil and gas prices, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015		2014
Revenues
Crude oil	$83,058		$130,362
Natural gas liquids	4,473		5,888
Natural gas	12,519		20,962
Total revenues	100,050		157,212
Net cash from derivative settlements	49,064		(6,675)
Adjusted total revenues	149,114		150,537
Costs and Expenses
Lease operating	21,716		12,605
Production taxes	4,018		6,091
Ad valorem taxes	3,033		1,428
General and administrative	18,500		16,100
Total costs and expenses	47,267		36,224
Adjusted EBITDA, as defined	$101,847		$114,313
Adjusted EBITDA per common share-Basic	$2.19		$2.54
Adjusted EBITDA per common share-Diluted	$2.16		$2.49

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	$73,871		$64,594
Interest expense, net	18,196		12,425
Adjusted income before income taxes	9,780		37,294
Adjusted income tax expense	(3,403)		(13,911)
Adjusted Net Income, as defined	$6,377		$23,383
Adjusted net income per common share-Basic	$0.14		$0.52
Adjusted net income per common share-Diluted	$0.14		$0.51

Other items of income (expense) included in Income (Loss) From Continuing Operations
Non-cash portion of gain/loss on derivatives, net	($22,625)		($14,005)
Non-cash general and administrative expenses, net	(13,077)	—	(12,161)
Other expense, net	(6,992)		(574)
Income (Loss) From Continuing Operations Before Income Taxes	(32,914)		10,554
Income tax (expense) benefit	11,438		(3,933)
Income (Loss) From Continuing Operations	($21,476)		$6,621
Income (Loss) From Discontinued Operations, Net of Income Taxes	266		(645)
Net Income (Loss)	($21,210)		$5,976

Net Income (Loss) Per Common Share - Basic
Income (loss) from continuing operations	($0.46)		$0.15
Income (loss) from discontinued operations, net of income taxes	—		(0.02)
Net income (loss)	($0.46)		$0.13

Net Income (Loss) Per Common Share - Diluted
Income (loss) from continuing operations	($0.46)		$0.14
Income (loss) from discontinued operations, net of income taxes	—		(0.01)
Net income (loss)	($0.46)		$0.13

Weighted Average Common Shares Outstanding
Basic	46,403		45,003
Diluted	47,227		45,834

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$2,538	$10,838
Accounts receivable, net	82,585	92,946
Derivative assets	160,801	171,101
Other current assets	3,505	3,736
Total current assets	249,429	278,621
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,192,286	2,086,727
Unproved properties, not being amortized	540,595	535,197
Other property and equipment, net	7,971	7,329
Total property and equipment, net	2,740,852	2,629,253
Derivative assets	31,327	43,684
Debt issuance costs	24,377	25,403
Other assets	5,246	4,515
Total Assets	$3,051,231	$2,981,476

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$94,241	$106,819
Revenues and royalties payable	57,220	66,954
Accrued capital expenditures	84,654	106,149
Accrued interest	25,847	21,149
Liabilities of discontinued operations	4,590	4,405
Deferred income taxes	56,399	61,258
Other current liabilities	61,533	57,570
Total current liabilities	384,484	424,304
Long-term debt	1,251,587	1,351,346
Liabilities of discontinued operations	7,497	8,394
Deferred income taxes	70,820	77,349
Asset retirement obligations	12,896	12,187
Other liabilities	4,391	4,455
Total liabilities	1,731,675	1,878,035
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 51,450,731 issued and outstanding as of March 31, 2015 and 46,127,924 issued and outstanding as of December 31, 2014	515	461
Additional paid-in capital	1,152,707	915,436
Retained earnings	166,334	187,544
Total shareholders’ equity	1,319,556	1,103,441
Total Liabilities and Shareholders’ Equity	$3,051,231	$2,981,476

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash Flows From Operating Activities
Net income (loss)	($21,210)	$5,976
(Income) loss from discontinued operations, net of income taxes	(266)	645
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	73,871	64,594
Non-cash portion of gain/loss on derivatives, net	22,625	14,005
Stock-based compensation, net	9,853	12,161
Deferred income taxes	(11,531)	3,933
Non-cash interest expense, net	1,971	675
Other, net	8,248	1,101
Changes in operating assets and liabilities-
Accounts receivable	6,517	(12,471)
Accounts payable	(13,670)	9,891
Accrued liabilities	(1,991)	3,627
Other, net	(950)	(1,290)
Net cash provided by operating activities from continuing operations	$73,467	$102,847
Changes in working capital attributable to operating activities and other non-recurring items, net	10,094	926
Discretionary cash flows from continuing operations	$83,561	$103,773

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Total production volumes -
Crude oil (MBbls)	1,924	1,352
NGLs (MBbls)	318	166
Natural gas (MMcf)	5,234	5,218
Total Natural gas and NGLs (MMcfe)	7,140	6,214
Total barrels of oil equivalent (MBoe)	3,114	2,388

Daily production volumes by product -
Crude oil (Bbls/d)	21,373	15,022
NGLs (Bbls/d)	3,529	1,844
Natural gas (Mcf/d)	58,159	57,978
Total Natural gas and NGLs (Mcfe/d)	79,333	69,044
Total barrels of oil equivalent (Boe/d)	34,595	26,533

Daily production volumes by region (Boe/d) -
Eagle Ford	24,504	16,049
Niobrara	3,028	2,152
Marcellus	5,973	7,422
Utica	726	381
Other	364	529
Total barrels of oil equivalent (Boe/d)	34,595	26,533

Average realized prices -
Crude oil ($ per Bbl)	$43.17	$96.42
Crude oil ($ per Bbl) - including impact of derivative settlements	$66.84	$94.18
NGLs ($ per Bbl)	$14.07	$35.47
Natural gas ($ per Mcf)	$2.39	$4.02
Natural gas ($ per Mcf) - including impact of derivative settlements	$3.06	$3.32
Natural gas and NGLs ($ per Mcfe)	$2.38	$4.32

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF APRIL 30, 2015
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q2 2015	Total Volume	14,881
	Costless Collars	14,881	$50.00	$65.23
Q3 2015	Total Volume	16,200
	Costless Collars	16,200	$50.00	$67.34
Q4 2015	Total Volume	16,200
	Costless Collars	16,200	$50.00	$67.34
FY 2016	Total Volume	4,000
	Costless Collars	4,000	$50.00	$76.50

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Floor Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
Q2 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29
Q3 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29
Q4 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. As a result, in addition to the net cash to be paid or received from settlements of the derivative contracts listed above, Carrizo will receive cash from, and will recognize revenue and Adjusted EBITDA for, the offsetting transactions as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM OFFSETTING HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q2 2015	$39,968
Q3 2015	$39,968
Q4 2015	$38,966

Q1 2016	$18,338
Q2 2016	$9,266
Q3 2016	$9,266
Q4 2016	$7,912

Q1 2017	$2,695

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2015 GUIDANCE SUMMARY

	Second Quarter 2015	Full Year 2015
Daily Production Volumes -
Crude oil (Bbls/d)	21,400 - 21,800	22,100 - 22,500
Natural gas and NGLs (Mcfe/d)	68,000 - 74,000	70,000 - 76,000
Total (Boe/d)	32,733 - 34,133	33,767 - 35,167

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	91.0% - 93.0%	N/A
Natural gas and NGLs (% of NYMEX gas)	72.0% - 80.0%	N/A

Net cash from derivative settlements (in millions)	$43.0 - $44.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.50	$6.75 - $7.50
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.75%
Ad valorem taxes (in millions)	$2.8 - $3.8	$11.0 - $15.0
Cash general and administrative (in millions)	$12.0 - $12.5	$54.0 - $56.0
DD&A ($/Boe)	$23.50 - $24.50	$23.50 - $24.50

Drilling and completion capital expenditures (in millions)	N/A	$440.0 - $460.0